Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED EXCEPT IN ACCORDANCE WITH THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits and attachments hereto, this “Agreement”) is by and among Goodrich Petroleum Corporation, a Delaware corporation (“GDP”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with GDP, “Goodrich”) and each of the holders of GDP’s 8.00% Second Lien Notes and 8.875% Second Lien Notes due in 2018 (the “Notes”) that have executed this Agreement (each, a “Consenting Noteholder”).

RECITALS

WHEREAS, Goodrich contemplates a restructuring (the “Restructuring”) of its liabilities and equity interests to be implemented pursuant to a joint prepackaged plan of reorganization for Goodrich, which plan shall incorporate the terms of the plan term sheet attached hereto as Exhibit A (the “Plan Term Sheet”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in alphabetical order below:

“8.00% Second Lien Notes” means indebtedness issued under the Indenture, dated as of March 12, 2015, for the benefit of holders thereunder, by and among GDP, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $100 million.

“8.875% Second Lien Notes” means indebtedness issued under the Indenture, dated as of October 1, 2015, for the benefit of holders thereunder, by and among GDP, as Issuer, Goodrich Subsidiary as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $75 million.

“8.00% Second Lien Noteholders” means the holders of the 8.00% Second Lien Notes.

“8.875% Second Lien Noteholders” means the holders of the 8.875% Second Lien Notes.

“8.00% Second Lien Notes Indenture” means that indenture for the 8.00% Second Lien Notes dated March 12, 2015.

“8.875% Second Lien Notes Indenture” means that indenture for the 8.875% Second Lien Notes dated October 1, 2015.

“Affiliate” has the meaning ascribed thereto in the Indentures.

“Agreement” has the meaning set forth in the preamble.

“Agreement Effective Date” has the meaning set forth in paragraph 2 of this Agreement.

“Assumption Agreement” has the meaning set forth in paragraph 6 of this Agreement.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Houston, Texas.

“Cash Collateral Order” means an order (whether interim or final) of the Bankruptcy Court authorizing Goodrich to use the cash collateral (as defined in the Bankruptcy Code) of Goodrich’s secured creditors and providing adequate protection in a form acceptable to the Majority Consenting Noteholders.

“Chapter 11 Case” means the voluntary chapter 11 proceeding to be commenced by Goodrich for the principal purpose of implementing the Restructuring through the terms of the Plan.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Hearing Date” means the date initially set by the Bankruptcy Court for the Confirmation Hearing.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

“Consenting Noteholder” has the meaning set forth in the preamble.

“Consenting Noteholder Claims” has the meaning set forth in paragraph 9(a) of this Agreement.

“Definitive Documents” means the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, the Cash Collateral Order, the Restructuring Support Agreement Assumption Order, the New Organizational Documents, each other document or agreement relating to the Restructuring, the “first day” motions and other pleadings or filings to be made by Goodrich in conjunction with the Chapter 11 Case, and all related implementing documents, agreements, exhibits, annexes and schedules (including any corporate governance documents, management incentive plan documents and documents evidencing the New Equity), in each case in form and substance acceptable to Goodrich and the Majority Consenting Noteholders in their respective sole discretion, and as such documents may be amended, modified or supplemented from time to time in accordance with their respective terms and conditions provided, however, that (i) the Plan shall be consistent with the Plan Term Sheet, and (ii) the Amended Governance Documents (as such term is defined in the Plan) shall have terms and provisions consistent with the Plan and be in form and substance acceptable to the Majority Consenting Noteholders in their respective sole discretion.

“Disclosure Statement” means the disclosure statement in respect of the Plan describing, among other things, the Restructuring and the other transactions contemplated by the Plan.

“Effective Date” means the date on which the Plan, following entry of the Confirmation Order by the Bankruptcy Court, becomes effective in accordance with its terms.

“Indentures” means the 8.00% Second Lien Notes Indenture together with the 8.875% Second Lien Notes Indenture.

“Majority Consenting Noteholders” means, at any time of determination, Consenting Noteholders holding in the aggregate more than 50% in principal amount of the Notes held by all the Consenting Noteholders at such time.

“Management Incentive Plan” shall have the meaning given in the Plan Term Sheet.

“New Equity” shall have the meaning given in the Plan Term Sheet.

“New Organizational Documents” means the charter, bylaws, and other governance and organizational documents for Goodrich as reorganized pursuant to the Plan on the Effective Date.

“Notes” has the meaning set forth in the preamble.

“Noteholders” means the beneficial holders of the Notes.

“Party” or “Parties” shall mean each party or the parties, as applicable, to this Agreement.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

“Petition Date” means the date on which the Chapter 11 Case is commenced in the Bankruptcy Court.

“Plan” means Goodrich’s proposed joint plan of reorganization, including all exhibits and supplements thereto, which plan shall incorporate the terms of the Plan Term Sheet, and which shall be mutually acceptable to Goodrich and the Majority Consenting Noteholders in their respective sole discretion.

“Plan Term Sheet” has the meaning set forth in the recitals.

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed with the Bankruptcy Court not later than fourteen (14) days prior to the Confirmation Hearing Date or such later date as may be approved by the Bankruptcy Court, as they may be altered, amended, modified, or supplemented from time to time, but in all cases in form and substance consistent in all respects with the terms and conditions set forth in this Agreement or otherwise with such terms and conditions which are acceptable to the Debtors and the Majority Consenting Noteholders in their respective sole discretion.

“Restructuring Support Agreement Assumption Order” shall mean an order of the Bankruptcy Court approving the assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code.

“Restructuring” has the meaning set forth in the recitals.

“Solicitation” means the solicitation of votes on the Plan through the distribution of Ballots prior to Petition Date in accordance with Section 1125(b) of the Bankruptcy Code.

“Termination Date” has the meaning set forth in paragraph 5(f) of this Agreement.

“Transfer” has the meaning set forth in paragraph 6 of this Agreement.

“Transferee” has the meaning set forth in paragraph 6 of this Agreement.

2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. Central Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) Goodrich shall have executed and delivered counterpart signature pages to this Agreement to the Consenting Noteholders; (b) Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Notes and at least 50% of the holders of the Notes under the Indenture as of the date hereof shall have delivered to Goodrich an executed counterpart of this Agreement; and (c) Goodrich shall have paid all outstanding Fees and Expenses (as defined below), including any outstanding Professional Fees (as defined below), in each instance, on or before 5:00 pm March 18, 2016. For the avoidance of doubt, this Agreement (and the rights and obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the occurrence of the Agreement Effective Date.

3. Commitment of Consenting Noteholders. Subject to the occurrence of the Agreement Effective Date and as long as this Agreement has not been terminated pursuant to paragraph 5 of this Agreement, each Consenting Noteholder shall:

(i) Each Consenting Noteholder shall, in the context of a Solicitation, vote all Notes set forth under its name on the signature page hereto beneficially owned by such Consenting Noteholder, to the extent permitted under its applicable investment guidelines, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan (except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet attached hereto);

(ii) not withdraw or revoke its vote;

(iii) following the commencement of the Chapter 11 Case, not (A) object, on any grounds, to confirmation of the Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Plan Term Sheet attached hereto or this Agreement, or (B) directly or indirectly seek, solicit, support, or encourage (x) any objection to the Plan, or (y) any other plan of reorganization or liquidation with respect to Goodrich;

(iv) subject to appropriate confidentiality measures or agreements, cooperate to the extent reasonable and practicable with Goodrich’s efforts to obtain required regulatory approvals of the Restructuring; and

(v) not take any other action, including, without limitation, initiating any legal proceeding, that is inconsistent with, or that would materially delay consummation of, the transactions embodied in the Plan, and upon execution and delivery thereof, the Definitive Documents, in each case except to the extent that the terms of such Plan or Definitive Documents are inconsistent with the terms contained in the Plan Term Sheet attached hereto or this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Consenting Noteholder from (i) consulting with any Person or appearing as a party-in-interest in any matter in the Chapter 11 Case so long as such consultation, appearance, and the positions advocated in connection therewith are not inconsistent with the terms and conditions of this Agreement, (ii) exercising any rights under any applicable credit agreement, indenture, other loan document or applicable law, or (iii) taking or directing any action relating to maintenance, protection, or preservation of any collateral. In addition, any Consenting Noteholder that becomes subject of any causes of action commenced by any other person in connection with the Chapter 11 Case shall be entitled to assert and prosecute any and all defenses, counterclaims, cross-claims and other claims as such Consenting Noteholder deems necessary or appropriate to defend against such causes of action in its sole discretion.

4. Goodrich Commitment. Subject to the occurrence of the Agreement Effective Date and as long as this Agreement has not been terminated pursuant to paragraph 5 of this Agreement, Goodrich shall:

(i) commence the Chapter 11 Case on or before April 15, 2016;

(ii) file with the Bankruptcy Court on the Petition Date: (A) the Plan; (B) the Disclosure Statement; and (C) a motion to approve the Restructuring Support Agreement Assumption Order (the “RSA Assumption Motion”);

(iii) support and take all actions reasonably necessary or requested by the Consenting Noteholders to obtain approval of the RSA Assumption Motion as soon as reasonably practicable and in no event later than the date that is thirty-five (35) days after the Petition Date;

(iv) promptly notify the Consenting Noteholders in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(v) timely file a formal written response in opposition to any unresolved motion or objection filed with the Bankruptcy Court by any party seeking to object to the RSA Assumption Motion or seeking to overturn the Restructuring Support Agreement Assumption Order;

(vi) timely file a formal written response to any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(vii) furnish prompt written notice to the Consenting Noteholders of any breach of its obligations, representations, warranties, or covenants set forth in this Agreement, in any event within three (3) business days of such actual knowledge) to the Consenting Noteholders and promptly take all remedial action necessary to cure such breach;

(viii) not file any motion, pleading or other Definitive Documents with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent in any material respect with this Agreement or the Plan;

(ix) not incur or suffer to exist any material indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business;

(x) not incur any material liens or security interests, except in the ordinary course of business;

(xi) not take or support, directly or indirectly, any action challenging the amount and/or validity of the Notes or any other claims held and asserted by the Consenting Noteholders in the Chapter 11 Case;

(xii) pay in cash (A) prior to the Petition Date, all accrued Fees and Expenses (as defined below) accrued prior to the Petition Date for which invoices or receipts are furnished by the Consenting Noteholders’ Professionals (as defined below) and/or such Consenting Noteholders, and (B) after the Petition Date, subject to the Bankruptcy Court’s approval of this Agreement and any cash collateral or other orders of the Court, all unpaid Fees and Expenses (as defined below) incurred on and after the Petition Date from time to time, but in any event within seven (7) days of delivery to Goodrich of any applicable invoice or receipt;

(A) As used herein, “Fees and Expenses” shall mean (1) all reasonable out-of-pocket expenses incurred by any of the Consenting Noteholders in connection with the Debtors’ restructuring or the Chapter 11 Case and (2) all reasonable fees and out-of-pocket expenses of the Professionals (as defined below) incurred in their representation of the Consenting Noteholders from the date of such Professionals’ respective engagement (which shall not be before March 1, 2016) by such holders through and including the termination of this Agreement (such fees, collectively, the “Professional Fees”).

(B) As used herein, “Professionals” shall mean counsel engaged by any of the Consenting Noteholders or their Affiliates pursuant to a written fee reimbursement agreement between such Consenting Noteholder and Goodrich prior to the Agreement Effective Date, or any financial advisor for the Consenting Noteholders pursuant to an engagement letter entered into prior to the Petition Date.

(xiii) negotiate in good faith each of the documents implementing, achieving, and relating to the Restructuring, including, without limitation, all Definitive Documents, and otherwise support the prompt consummation of the Restructuring as provided in this Agreement;

(xiv) use its commercially reasonable best efforts to (A) obtain prompt confirmation of the Plan by order of the Bankruptcy Court and, following such confirmation, promptly consummate the transactions embodied in the Plan, in each case within the timeframes specified in this Agreement; (B) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Plan; (C) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Plan; and (D) operate their businesses in the ordinary course based on historic practices, taking into account the Chapter 11 Case and the Restructuring;

(xv) except as the board of directors of Goodrich may determine in its good faith judgment, after receiving the advice of outside counsel, to be required in the exercise of their fiduciary duties under applicable law, not take any action, directly or indirectly, that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or materially delay the prompt consummation of, the Restructuring and the transactions embodied in the Plan, including but not limited to, soliciting, encouraging or initiating any offer or proposal from, or entering into any agreement with, any Person or entity concerning any actual or proposed transaction involving any or all of (A) a competing plan of reorganization or other financial and/or corporate restructuring of Goodrich, (B) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of Goodrich or (C) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving Goodrich (collectively, an “Alternative Transaction”); provided, however, that in no event shall the provisions of this subparagraph prohibit (A) any interactions or communications between Goodrich and any of its stockholders with respect to the Restructuring or any other regulatory or governance matter;

(xvi) so long as the Consenting Noteholders have agreed to comply with any applicable reasonable confidentiality restrictions related thereto, Goodrich shall hold update calls with the Consenting Noteholders upon request to update the Consenting Noteholders on any material and credible Alternative Transaction proposed to Goodrich to keep the Consenting Noteholders informed of any material negotiations, discussions, amendments, modifications, or other matters regarding any such proposed material and credible Alternative Transaction; and

(xvii) subject to the Parties’ prior entry into a reasonably acceptable confidentiality agreement, permit and facilitate any and all due diligence (X) reasonably necessary to consummate the Restructuring and (Y) to enable the Consenting Noteholders to take those steps that are reasonably necessary or appropriate to facilitate the consummation of the Restructuring; including, but not limited to, (i) cooperating fully with the Consenting Noteholders and causing their officers, directors, and advisors to cooperate fully, in furnishing non-privileged information as and when reasonably requested by the Consenting Noteholders including with respect to Goodrich’s financial affairs, finances, financial condition, business, and operations, (ii) authorizing the Consenting Noteholders to meet and/or have discussions with any of their officers, directors, and advisors from time to time as reasonably requested by the Consenting Noteholders to discuss any non-privileged matters regarding Goodrich’s financial affairs, finances, financial condition, business, and operations, (iii) directing and authorizing all such Persons and entities to fully disclose to the Consenting Noteholders all non-privileged information reasonably requested by the Consenting Noteholders regarding Goodrich’s financial affairs, finances, financial condition, business, and operations, and (iv) providing the Consenting Noteholders and Noteholder Advisors with reasonable access to their assets, premises, and operations.

5. Termination.

(a) This Agreement shall terminate in the event that (i) Goodrich and the Majority Consenting Noteholders agree to such termination in writing, or (ii) this Agreement is terminated pursuant to any of the remaining provisions of this paragraph 5.

(b) Goodrich may terminate this Agreement as to all of the Parties upon three (3) Business Days written notice to the Consenting Noteholders of the occurrence of any of the following events:

(i) Goodrich consummates the offers to exchange its outstanding unsecured bond indebtedness and preferred stock for shares of common stock that were commenced on January 26, 2016 by no later than April 10, 2016;

(ii) Goodrich, the Consenting Noteholders, and the Administrative Agent (as defined in the Plan Term Sheet) do not agree on the treatment of claims under the Senior Credit Facility (as defined in the Plan Term Sheet);

(iii) The Administrative Agent does not agree to any material term, condition, or other agreement contained in the Plan Term Sheet or this Agreement;

(iv) the board of directors of Goodrich determines in good faith and upon advice of counsel that proceeding with the Restructuring, or the confirmation and consummation of the Plan, would be inconsistent with the exercise of its fiduciary duties;

(v) a material breach by any Consenting Noteholder of its respective obligations under this Agreement that would have a material adverse impact on Goodrich or on the prompt confirmation or consummation of the Plan, which material breach is not cured on or within three (3) Business Days after the giving of written notice of such breach to the breaching Consenting Noteholder; provided however Goodrich may not terminate this Agreement if the Consenting Noteholders that remain after excluding such breaching Noteholder still constitute Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Notes and at least 50% of the holders of the Notes under the Indenture as of the date thereof;

(vi) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any non-appealable ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;

(vii) the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction which would have the effect of materially delaying, preventing, or impeding the Restructuring; or

(viii) any of the Definitive Documents other than the Plan shall fail to be in form and substance acceptable to Goodrich in its sole discretion or shall be modified, amended, reversed, vacated, or stayed without the prior written consent of Goodrich given in its sole discretion.

(c) This Agreement may be terminated as to all of the Parties by the Majority Consenting Noteholders upon three (3) Business Days written notice to Goodrich of the occurrence of any of the following events:

(i) Goodrich, the Consenting Noteholders, and the Administrative Agent do not agree on a treatment of claims under the Senior Credit Facility;

(ii) Goodrich fails to act in a manner materially consistent with this Agreement or breaches this Agreement;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;

(iv) the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction invalidating, disallowing, subordinating or limiting in any respect the enforceability, priority or validity of any claims arising under the Notes or liens securing such claims;

(v) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a Chapter 11 plan;

(vi) an examiner with expanded powers or a trustee or receiver shall have been appointed in the Chapter 11 Case, the Chapter 11 Case shall have been converted to cases under Chapter 7 of the Bankruptcy Code, the Chapter 11 Case shall have been dismissed by order of the Bankruptcy Court, or the Bankruptcy Court shall have abstained with respect to the Chapter 11 Case (or Goodrich shall file any motion or pleading requesting or seeking any of the foregoing relief described in this clause (x));

(vii) the Bankruptcy Court enters any order without the consent of Goodrich and the Consenting Noteholders, terminating, annulling, or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any material assets of Goodrich;

(viii) the earliest of (a) the filing by Goodrich of any motion, pleading, agreement, or other document with the Bankruptcy Court in support of an Alternative Transaction, (b) the execution and delivery by Goodrich of a definitive agreement relating to an Alternative Transaction, or (c) the public announcement by Goodrich (including in court) of their support for an Alternative Transaction;

(ix) Goodrich files a plan of reorganization other than the Plan, or if the Plan provides, or is amended or modified to provide, for any terms that are not consistent in all respects with this Agreement and the Plan Term Sheet attached hereto;

(x) Goodrich files any motion or pleading that is not consistent in all material respects with this Agreement or the Plan Term Sheet attached hereto;

(xi) this Agreement or any material portion thereof is determined to be not enforceable by any court of competent jurisdiction;

(xii) the Petition Date does not occur on or prior to April 15, 2016;

(xiii) Goodrich fails to file with the Bankruptcy Court on the Petition Date: (A) the Plan; (B) the Disclosure Statement; and (C) the RSA Assumption Motion, or withdraws or moves to withdraw such documents;

(xiv) Goodrich fails to commence the Solicitation on or before March 28, 2016;

(xv) the Confirmation Order, including all exhibits (which shall include the Plan and its exhibits, appendices, and schedules), schedules, appendices, plan supplement documents, and related documents, each of which shall be in the form and substance acceptable to the Majority Consenting Noteholders, in their sole discretion, shall not have been entered by the Bankruptcy Court within sixty (60) days of the Petition Date;

(xvi) the Effective Date shall not have occurred within ninety (90) days of the Petition Date;

(xvii) any of the Definitive Documents shall fail to be in form and substance acceptable to the Majority Consenting Noteholders in their sole discretion or shall be modified, amended, reversed, vacated, or stayed without the prior written consent of the Majority Consenting Noteholders given in their sole discretion;

(xviii) any party files any motion or pleading that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within twenty (20) business days of receipt of notice by such party that such motion or pleading is inconsistent with this Agreement;

(xix) the Bankruptcy Court otherwise grants relief on a final basis that would have a material adverse effect on the Restructuring;

(xx) the breach or noncompliance in any respect by Goodrich of (or failure to satisfy) any of the obligations, representations, warranties, or covenants of Goodrich as set forth in this Agreement, but solely to the extent such breach or noncompliance is adverse to such Consenting Noteholder or materially affects the ability of Goodrich from consummating the transactions contemplated herein;

(xxi) other than pursuant to any relief sought by Goodrich that is not materially inconsistent with its obligations in this Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $250,000 without the prior written consent of the Majority Consenting Noteholders; or

(xxii) the Majority Consenting Noteholders discover material non-disclosed environmental, plugging and abandonment, or similar liability of Goodrich on or before fifteen (15) days after the Agreement Effective Date.

(d) This Agreement and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice (i) if the Restructuring Support Agreement Assumption Order is not entered by the Bankruptcy Court within thirty-five (35) days of the Petition Date or (ii) on the Effective Date, except for the obligations set forth in paragraph 4(xii).

(e) Notwithstanding any provision in this Agreement to the contrary, upon the written consent of Goodrich and the Majority Consenting Noteholders given in their sole discretion, the events under this paragraph 5 may be waived, and the dates and deadlines set forth in this paragraph 5 may be extended prior to or upon each such date or deadline, and such later date or deadline agreed to in writing in lieu thereof by Goodrich and the Majority Consenting Noteholders shall be of the same force and effect as the original dates and deadlines as provided herein. Notwithstanding anything to the contrary herein, any right to terminate this Agreement as to the Consenting Noteholders may be exercised only by the Majority Consenting Noteholders on behalf of all Consenting Noteholders, and may not be exercised by one or more individual Consenting Noteholders not constituting the Majority Consenting Noteholders.

(f) The date on which this Agreement is terminated in accordance with the foregoing provisions of this paragraph 5 shall be referred to as the “Termination Date.”

(g) If this Agreement is terminated pursuant to this paragraph 5, then all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, however, that each Party shall have all rights and remedies available to it under applicable law for all matters unrelated to this Agreement; and provided, further, however, that no such termination shall relieve any Party of liability for its material breach of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the right to terminate this Agreement under this paragraph 5 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of a termination event. If this Agreement may be terminated in accordance with the terms hereof at a time when permission of the Bankruptcy Court is required for the Majority Consenting Noteholders to terminate, or cause the termination of, this Agreement, Goodrich shall not oppose any attempt by such Majority Consenting Noteholders to terminate, or cause the termination of, this Agreement at such time so long as the Majority Consenting Noteholders have complied with the provisions of this Agreement. Furthermore, if this Agreement terminates at a time when permission of the Bankruptcy Court shall be required for the Consenting Noteholders to change or withdraw (or cause to be changed or withdrawn) their votes to accept the Plan, Goodrich shall not oppose any attempt by the Consenting Noteholders to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the Termination Date, unless otherwise agreed to in writing by such Consenting Noteholder, any and all votes, approvals, or consents delivered by such Consenting Noteholder and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to the Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by Goodrich.

6. Transfer of Notes. If, following the Agreement Effective Date and prior to the Termination Date, a Consenting Noteholder (directly or indirectly) hypothecates, pledges, conveys, transfers, assigns, or sells (collectively, a “Transfer”) all or a part of the Notes held by such Consenting Noteholder to any Person (each such Person, a “Transferee”), such Transferee must as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Consenting Noteholder shall use commercially reasonable best efforts to cause Goodrich and the Noteholder Advisors to receive (i) notification of such Transfer and (ii) a copy of the executed Assumption Agreement, in each case within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer; provided, however, that a Transfer shall not be effective until notification of such Transfer and a copy of the executed Assumption Agreement are received by Goodrich and the Noteholder Advisors. In the event a sale, transfer, or assignment completed in accordance with this paragraph 6 results in a Consenting Noteholder no longer holding any Notes or rights thereunder, such Consenting Noteholder shall no longer be a Party to this Agreement. No transferring Consenting Noteholder shall have any liability under this Agreement arising from or related to the failure of its transferee to comply with the terms of this Agreement.

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Consenting Noteholder from settling or delivering securities to settle any confirmed transaction pending as of the date of such Consenting Noteholder’s entry into this Agreement (subject to compliance with applicable securities laws), and (ii) a Qualified Marketmaker (as defined below) that acquires any of the Consenting Noteholder Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Noteholder Claims, shall not be required to execute and deliver to counsel an Assumption Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a Consenting Noteholder or Transferee (including, for the avoidance of doubt, the requirement that such transferee execute an Assumption Agreement). As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of Goodrich (or enter with customers into long and short positions in claims against Goodrich), in its capacity as a dealer or market maker in claims against Goodrich and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

7. Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Notes; provided, however, that any such additional Notes automatically shall be subject to the terms of this Agreement. A Consenting Noteholder shall notify Goodrich and the Noteholder Advisors, in writing, of any Notes acquired by it within three (3) Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

8. Party Representations. Each of the Parties, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a) Corporate Form. As of the date of this Agreement, (a) such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization; (b) such Party has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement; and (c) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action on its part;

(b) Governmental Consents. The execution and delivery of this Agreement by such Party and the performance of its respective obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than such filings as may be necessary or required in connection with the Chapter 11 Case or by the Securities and Exchange Commission;

(c) Binding Obligation. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(d) No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against such Party that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder; and

(e) Legal Representation. Such Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

9. Additional Consenting Noteholder Representations. Each of the Consenting Noteholders, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a) Holdings by Consenting Noteholders. It either (i) is the sole legal and beneficial owner of the principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Noteholder, the “Consenting Noteholder Claims”) or (ii) has sole investment or voting discretion with respect to such Notes and Consenting Noteholder Claims and has the power and authority to bind the beneficial owner(s) of such Notes and/or Consenting Noteholder Claims to the terms of this Agreement. It has full and sole power and authority to vote on and consent to matters concerning such Notes and Consenting Noteholder Claims with respect to the Restructuring. The principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement is substantially all of the principal amount of Notes, directly or indirectly, legally or beneficially owned, held, or under the investment or voting discretion by such Consenting Noteholder;

(b) No Encumbrances. Its Notes and Consenting Noteholder Claims are free and clear of any pledge, lien, security interest, charge, claim, voting restriction, right of first refusal or other limitation of any kind, in each case that would materially adversely affect its performance of its respective obligations set forth in this Agreement at the time such obligations are required to be performed;

(c) Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Notes or Consenting Noteholder Claims or its voting rights with respect thereto, in each case that would materially adversely affect its performance of its respective obligations set forth in this Agreement at the time such obligations are required to be performed; and

(d) Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of Goodrich (including any securities that may be issued in connection with the Restructuring), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Restructuring for its own account and not with a view to the distribution thereof. Each Consenting Noteholder hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

10. Further Documentation/Cooperation. Before the filing of and during the Chapter 11 Case, Goodrich shall provide the Noteholder Advisors with drafts of all material motions or applications and other documents Goodrich intends to file with the Bankruptcy Court relating to the Restructuring at least three (3) Business Days before the date when Goodrich intends to file any such document unless such advance notice is impossible or impracticable under the circumstances in which case Goodrich shall notify telephonically or by electronic mail the Noteholder Advisors to advise it of the documents to be filed and the facts that make the provision of advance copies before submission impossible or impracticable.

11. Relationship Among the Parties. Notwithstanding anything herein to the contrary, the duties, agreements, and obligations of the Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with Goodrich or any other Consenting Noteholder, and there are no commitments among or between them, arising from or in connection with this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of Goodrich without the consent of Goodrich or any other Consenting Noteholder, subject to applicable securities laws and paragraphs 6 and 7 of this Agreement. No Consenting Noteholder shall have any responsibility for any such trading by any other Person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between Consenting Noteholders shall in any way affect or negate the understandings and agreements set forth in this paragraph 11. No Consenting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Securities Exchange

Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Noteholders. Any breach of this Agreement by a Consenting Noteholder shall not result in liability for any other Consenting Noteholder.

12. Service on an Official Committee. Notwithstanding anything herein to the contrary, if an official committee is appointed in the Chapter 11 Case and a Consenting Noteholder is appointed to and serves on such official committee, then the terms of this Agreement shall not be construed to limit such Consenting Noteholder’s exercise of its fiduciary duties in its role as a member of such committee; provided, however, that serving as a member of such committee shall not relieve the Consenting Noteholder of any obligations under this Agreement; provided, further, that nothing in the Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in the Chapter 11 Case.

13. Confidentiality; Disclosure. Goodrich shall keep strictly confidential and shall not, without the prior written consent of the applicable Consenting Noteholder, disclose publicly, or to any person (a) the holdings in Goodrich of any Consenting Noteholder or (b) the identity of any Consenting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents as a party to this Agreement, in any public manner, including in any materials used for the Solicitation, the Plan, or any related press release; provided, however, that (x) Goodrich may disclose such names or amounts to the extent that, upon the advice of counsel, it is required to do so by any governmental or regulatory authority (including federal securities laws and regulations), in which case Goodrich, prior to making such disclosure, shall allow the Consenting Noteholder to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosures, and (y) Goodrich may disclose the aggregate percentage or aggregate principal amount of outstanding Notes held by the Consenting Noteholders. No Consenting Noteholder, without the prior written consent of Goodrich, make any public announcement or otherwise communicate (other than to decline to comment) with any person with respect to the Restructuring or any of the transactions contemplated hereby or thereby, other than as may be required by applicable law and regulation or by any governmental or regulatory authority.

14. Entire Agreement. This Agreement, including exhibits, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

15. No Waiver; Settlement Discussions. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties, and nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of each Consenting Noteholder to protect and preserve its respective rights, remedies and interests, including its claims against Goodrich.

16. Amendments, Consents, Waivers. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented, and no term or condition of this Agreement (including, without limitation, any term or condition set forth in the Plan Term Sheet) may be waived, without prior written consent of Goodrich and the Majority Consenting Noteholders; provided, however, that notwithstanding any provision in this Agreement to the contrary, any waiver, amendment or other modification to any term or condition of this Agreement (including, without limitation, any term or condition set forth in the Plan Term Sheet) that would materially, adversely and disproportionately affect one or more Consenting Noteholders as compared to all other Consenting Noteholders shall also require the prior written consent of each disproportionately affected Consenting Noteholder. Any Party’s failure, at any time or times, to require strict performance by the other Parties of any provision of this Agreement shall not waive, affect or diminish any right of such Party thereafter to demand strict compliance and performance therewith. Any suspension or waiver of a breach or other violation of this Agreement shall not suspend, waive or affect any other breach or violation whether the same is prior or subsequent thereto and whether the same or of a different type. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

17. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, seeking an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction in the United States District Court for the Southern District of New York, if the Chapter 11 Case is pending, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

19. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

20. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally (with receipt confirmed telephonically), (b) delivered by electronic or facsimile transmission (with receipt confirmed telephonically), or (c) delivered by overnight courier (signature required) to the parties at the following addresses, email addresses, or facsimile numbers:

(a)	If to a Consenting Noteholder:

The address set forth beneath such Consenting Noteholder’s name on the signature page below and any applicable Professionals

(b)	If to Goodrich:

Goodrich Petroleum Corporation

Attn: Michael J. Killelea

801 Louisiana St., Suite 700

Houston, TX 77002-6760

Fax: (713) 780-9254

Email: Mike.Killelea@goodrichpetroleum.com

with a copy to:

Harry A. Perrin

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Fax: (713) 758-2346

Email: hperrin@velaw.com

Bradley R. Foxman

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Fax: (214) 220-7716

Email: bfoxman@velaw.com

21. Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to Goodrich a counterpart hereof. Such additional holders shall become a Party to this Agreement as a Consenting Noteholder in accordance with the terms of this Agreement.

22. Successors and Assigns. Subject to paragraphs 6 and 7 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives.

23. No Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

24. Not a Solicitation. This Agreement does not constitute, and shall not be deemed to constitute, either (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other applicable federal, state or provincial law or regulation), or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code. Votes from the Consenting Noteholders will not be solicited until they have received a Disclosure Statement and related Ballot in accordance with Section 1125(b) of the Bankruptcy Code.

25. Interpretation/Construction.

(a) Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

(b) Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

(c) Interpretation. For purposes of this Agreement, unless otherwise specified: (i) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) all references herein to “paragraphs” or “Exhibits” are references to paragraphs or exhibits of this Agreement; and (iii) the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

(d) Construction. Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the Exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the Exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the Exhibits attached hereto, or based on any other rule of strict construction.

26. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of Goodrich and in contemplation of possible Chapter 11 filings by Goodrich, and (a) the exercise of the rights granted in this Agreement (including giving of notice or termination) after the commencement of the Chapter 11 Case shall not be a violation of the automatic stay provisions of Section 362 of the Bankruptcy Code, and (b) Goodrich hereby waives its rights to assert a contrary position in the Chapter 11 Case, if any, with respect to the foregoing.

27. Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties.

28. Time of Essence. Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf). Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

GOODRICH PETROLEUM CORPORATION, a Delaware corporation

By:	/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President

GOODRICH PETROLEUM COMPANY, LLC, a Louisiana limited liability company

By:	/s/ Robert C. Turnham, Jr.
Name:	Robert C. Turnham, Jr.
Title:	President

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The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

Franklin Advisors, Inc. – as investment manager on behalf of certain funds
Name of Consenting Noteholder

By:	/s/ Glenn Voyles
Signature of Authorized Signatory of Consenting Noteholder

Glenn Voyles
Name of Authorized Signatory

VP/Director of Portfolio Management
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

PENN Capital Management
Name of Consenting Noteholder

By:	/s/ Scott D Schumacher
Signature of Authorized Signatory of Consenting Noteholder

Scott D Schumacher
Name of Authorized Signatory

SR Managing Partner
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER:

KAYNE ANDERSON CAPITAL ADVISORS, L.P. on behalf of Funds in accounts under Management

By:	/s/ Michael O’Neil
Signature of Authorized Signatory of Consenting Noteholder

Michael O’Neil
Name of Authorized Signatory

Chief Compliance Officer
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER: COLUMBIA FLEXIBLE CAPITAL INCOME FUND TRI-CONTINENTAL CORPORATION
Name of Consenting Noteholder

By:	/s/ Kirk M. Moore
Signature of Authorized Signatory of Consenting Noteholder

Kirk M. Moore
Name of Authorized Signatory

Assistant Vice President
Title of Authorized Signatory

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.

CONSENTING NOTEHOLDER: Jefferies LLC
Name of Consenting Noteholder

By:	/s/ William P. McLoughlin
Signature of Authorized Signatory of Consenting Noteholder

William P. McLoughlin
Name of Authorized Signatory

Senior Vice President
Title of Authorized Signatory

EXHIBIT A

Plan Term Sheet

GOODRICH PETROLEUM CORPORATION

Plan Term Sheet

This plan term sheet (the “Term Sheet”) sets forth the principal terms and conditions of a proposed “prepackaged” chapter 11 plan of Goodrich Petroleum Corporation (“Goodrich”) and its affiliated borrower and guarantor Goodrich Petroleum Company, L.L.C. (“Goodrich LLC”, and together with Goodrich, the “Debtors”). The Debtors anticipate potentially filing chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). This Term Sheet is not a complete list of all the terms and conditions of the restructuring transaction contemplated herein, and shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein or the solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation shall only be made in compliance with any applicable securities laws. Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of mutually acceptable definitive documentation consistent herewith. In the event of an inconsistency between this Term Sheet and the definitive documentation, the provisions of such definitive documentation shall govern. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to rule 408 of the Federal Rules of Evidence and other rules of similar import.

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING. THE STATEMENTS CONTAINED HEREIN ARE PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY.

TERMS AND CONDITIONS OF THE PLAN

A. Defined Terms and Capital Structure

Debtors and Restructuring

The Debtors will file for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the Bankruptcy Court (such filing, the “Chapter 11 Cases”). The date on which the Chapter 11 Cases are commenced shall be the “Petition Date.”

Certain outstanding indebtedness of the Debtors shall be restructured (the “Restructuring”) through a joint prepackaged chapter 11 plan of reorganization, on the terms and subject to the conditions set forth in this Term Sheet (the “Chapter 11 Plan”).

After the Effective Date (as defined below), the Debtors shall be referred to herein collectively as the “Reorganized Debtors,” Goodrich shall be referred to herein as “Reorganized Goodrich,” and Goodrich LLC shall be referred to herein as “Reorganized Goodrich LLC,” provided, however, that the corporate structure of the Reorganized Debtors shall be acceptable to the Majority Consenting Noteholders (as defined in that certain Restructuring Support Agreement dated March 18, 2016) in their sole discretion.

Plan Filing	The Chapter 11 Plan shall be filed by the Debtors on the Petition Date. The Debtors shall use all commercially reasonable efforts to seek confirmation of the Chapter 11 Plan on or before sixty (60) days after the Petition Date.

Current Capital Structure

The current capital structure of Goodrich and Goodrich LLC is as follows:

(a)    Indebtedness under that certain Second Amended and Restated Credit Agreement (as amended, restated, and modified, “Senior Credit Facility”), dated as of May 5, 2009 among Goodrich LLC as borrower (the “Borrower”), Goodrich as parent guarantor (the “Guarantor”), the lenders from time to time a party thereto (the “Lenders”), and Wells Fargo Bank, N.A., as Administrative Agent (“Administrative Agent”). The Senior Credit Facility is secured by a first priority lien on substantially all assets of the Borrower and the Guarantor. As of March 14 , 2016, the aggregate principal amount outstanding under the Senior Credit Facility, including letters of credit, was approximately $40.25 million;

(b)    Indebtedness (the “8.00% Second Lien Notes”) issued under the Indenture, dated as of March 12, 2015, for the benefit of holders thereunder (the “8.00% Second Lien Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $100 million;

(c)    Indebtedness (the “8.875% Second Lien Notes,” and together with the 8.00% Second Lien Notes, the “Second Lien Notes”)

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issued under the Indenture, dated as of October 1, 2015, for the benefit of holders thereunder (the “8.875% Second Lien Noteholders,” and together with the 8.00% Second Lien Noteholders, the “Second Lien Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $75 million;

(d)    Indebtedness (the “8.875% Senior Notes”) issued under the Indenture, dated as of March 2, 2011, for the benefit of holders thereunder (the “Senior Noteholders”), by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and U.S. Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $116.8 million;

(e)    Indebtedness (the “Convertible Notes”) issued under: (i) the Indenture, dated as of December 6, 2006, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $0.4 million; (ii) the Senior Indenture, dated as of September 28, 2009, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.7 million; (iii) the Third Supplemental Indenture, dated as of August 26, 2013, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wells Fargo Bank, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $94.1 million; and (iv) the Indenture, dated as of September 8, 2015, for the benefit of holders thereunder, by and among Goodrich, as Issuer, Goodrich LLC as Subsidiary Guarantor, and Wilmington Trust, N.A. as Trustee (as amended, supplemented or otherwise modified) in the estimated principal amount of $6.1 million; and

(f)     all preferred and common equity interests in Goodrich (the “Existing Equity”)

New Equity	On the Effective Date, new membership interests in Reorganized Goodrich shall be issued (the “New Equity”) and distributed as described herein.

3

Effective Date	The “Effective Date” of the Chapter 11 Plan shall be the date on which all the conditions to consummation of the Chapter 11 Plan have been satisfied in full or waived, and the Chapter 11 Plan becomes effective. On the Effective Date, the Reorganized Debtors shall be reorganized pursuant to the Chapter 11 Plan in accordance with and pursuant to the Bankruptcy Code.

B. Treatment of Certain Claims and Interests

Other Priority Claims

Each holder of an allowed priority claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the full allowed amount of its claim or (b) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Unimpaired – Deemed to Accept

Other Secured Claims

Each holder of a secured claim (other than a priority tax claim, Senior Credit Facility claim, or Second Lien Notes claim) shall receive, at the Debtors’ election and with the consent of the Majority Consenting Noteholders, either: (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Unimpaired – Deemed to Accept

Senior Credit Facility Claims	The claims under the Senior Credit Facility will be treated in a manner and form acceptable to the Administrative Agent, the Majority Consenting Noteholders, and the Debtors.

Second Lien Notes Claims

Second Lien Noteholders shall receive their pro rata share of 100% of the New Equity, subject to dilution from shares issued in connection with the Management Incentive Plan.

Impaired – Entitled to Vote

Unsecured Notes Claims	Holders of the Senior Notes and Convertible Notes shall not receive a distribution under the Chapter 11 Plan. Impaired – Deemed to Reject

General Unsecured Claims	Holders of general unsecured claims shall not receive a distribution under the Chapter 11 Plan. Impaired – Deemed to Reject

Convenience Class Claims

Holders of general unsecured claims in an allowed amount of less than $10,000 (“Convenience Claims”) shall receive either: (a) cash equal to the full allowed amount of such holder’s claim or (b) such lesser treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Consenting Noteholders.

Impaired – Deemed to Accept

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Equity Interests	Existing Equity shall be cancelled and extinguished, and holders of Existing Equity shall not receive or retain any property or assets on account of such interests. Impaired – Deemed to Reject

C. Other Provisions

Use of Cash Collateral	The Administrative Agent, on behalf of the Lenders, and the Second Lien Noteholders consent to the Debtors’ use of cash collateral, subject to a reasonable budget approved by the Debtors, Administrative Agent, and the Majority Consenting Noteholders and with adequate protection in a form acceptable to the Majority Consenting Noteholders.

Restructuring Timeline	It is anticipated that the Restructuring described herein will take place in accordance with the timeline set forth in Schedule 1 to this Term Sheet.

Conditions Precedent to the Effective Date

The Chapter 11 Plan shall contain customary conditions to effectiveness in form and substance to be agreed upon, including, without limitation:

The order confirming the Chapter 11 Plan (the “Confirmation Order”), in form and substance reasonably acceptable to the Administrative Agent, and to the Debtors and the Majority Consenting Noteholders in their respective sole discretion, shall have been entered, and the Confirmation Order shall have become a final order that is not stayed.

The definitive documentation relating to the Restructuring (including, for the avoidance of doubt, the terms and conditions of the treatment of the Senior Credit Facility and New Equity) shall be executed, and any conditions precedent to the closing of the Senior Credit Facility shall be satisfied or waived.

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Releases

The Chapter 11 Plan shall include, to the fullest extent permitted by applicable law, a full release by the Debtors in favor of the Administrative Agent, the Lenders, the Second Lien Noteholders, and their respective equity holders, affiliates, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives from liability for any act or omission in connection with, related to, or arising out of, the Debtors, the Restructuring, the Chapter 11 Cases, the pursuit of confirmation of the Chapter 11 Plan, the consummation of the Chapter 11 Plan, or the administration of the Chapter 11 Cases or the property to be distributed under the Chapter 11 Plan, except for (a) claims resulting from fraud, gross negligence or willful misconduct as determined by a final order of the Bankruptcy Court and (b) obligations under the Chapter 11 Plan and definitive documentation.

The Chapter 11 Plan shall also include, to the fullest extent permitted by applicable law, a full release by third parties in favor of the Debtors, the Administrative Agent, the Lenders, the Second Lien Noteholders, and their respective equity holders, affiliates, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives from liability for any act or omission in connection with, related to, or arising out of, the Debtors, the Restructuring, the Chapter 11 Cases, the pursuit of confirmation of the Chapter 11 Plan, the consummation of the Chapter 11 Plan, or the administration of the Chapter 11 Cases or the property to be distributed under the Chapter 11 Plan, except for (a) claims resulting from fraud, gross negligence or willful misconduct as determined by a final order of the Bankruptcy Court and (b) obligations under the Chapter 11 Plan and definitive documentation; provided that such third parties shall have the opportunity to opt-out of such release.

Injunction and Exculpation	Ordinary and customary injunction and exculpation provisions shall be included in the Chapter 11 Plan and Confirmation Order.

Board Members	The Board of Directors of Reorganized Goodrich shall initially have (A) seven (7) members, with appointment to include the following: (i) Walter G. Goodrich, the Chief Executive Officer of Goodrich, (ii) Robert C. Turnham, Jr., the President of Goodrich, and (iii) any member of the Board of Directors of Goodrich, other than the Chief Executive Officer and President, who is interviewed and approved by the holders of the New Equity, and (B) up to four (4) additional members, other than members of the Board of Directors of Goodrich, to be appointed by the holders of the New Equity.

Executory Contracts and Unexpired Leases	Reorganized Goodrich will assume all executory contracts and all unexpired leases, unless otherwise agreed to by the Administrative Agent, the Majority Consenting Noteholders and the Debtors, provided, however, that the Plan will reject any material contracts identified by the Majority Consenting Noteholders on its Effective Date.

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Management Incentive Plan	Prior to the Restructuring, the Debtors and the Majority Consenting Noteholders shall negotiate a proposed long-term management incentive plan for Reorganized Goodrich, that provides for salaries, incentive bonuses and long-term equity-linked compensation. Initially, such management incentive plan shall provide for grants of New Equity, in an aggregate amount equal to 9% of the total New Equity. 5% of the New Equity shall be granted upfront and shall be unrestricted, and the remaining 4% of the New Equity shall vest over a three year period, with one-third vesting each year, and be restricted. The additional terms of such on-going, long term equity-based awards shall be approved by the Board of Directors of Reorganized Goodrich. All existing severance agreements and severance plans shall be assumed by Reorganized Goodrich; provided that such severance agreements and severance plans shall be amended (i) such that the transactions contemplated by this Term Sheet shall not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, (ii) such that a sale by any owner of New Equity in a transaction after the Effective Date where there is not an actual severance of an officer or employee covered by such severance agreement or severance plan does not constitute a change of control under any such severance agreements or severance plans and shall not otherwise trigger any payments under such agreements and plans, and (iii) to contain such other amendments as may be acceptable to the Debtors and the Majority Consenting Noteholders; provided that no such amendments shall be inconsistent with this Term Sheet.

Other Provisions	Other provisions set forth in the Chapter 11 Plan and any related disclosure statement shall be reasonably acceptable to the Administrative Agent, the Debtors, and the Majority Consenting Noteholders; provided that no provision in the Chapter 11 Plan or any related disclosure statement may be materially inconsistent with the terms in this Term Sheet.

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Schedule 1

Restructuring Timeline

1.	Solicitation of Votes: March 23-25, 2016

2.	Petition Date: April 15, 2016

3.	Confirmation Hearing: May 20-31, 2016

4.	Exit Chapter 11: June 9-15, 2016

EXHIBIT B

Assumption Agreement

Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified, or supplemented from time to time, the “Restructuring Support Agreement “) by and among Goodrich Petroleum Corporation, a Delaware corporation (“GDP”) and its subsidiary Goodrich Petroleum Company, L.L.C. (“Goodrich Subsidiary,” together with GDP, “Goodrich”) and each of the holders of GDP’s 8.00% Second Lien Notes and 8.875% Second Lien Notes due in 2018 (the “Notes”) that have executed the Restructuring Support Agreement (each, a “Consenting Noteholder”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [        ] dollars ($        ) in [        ] Notes (the “Acquired Notes”), the undersigned (the “Transferee”) hereby agrees to become bound by the terms, conditions, and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions, and obligations of the Restructuring Support Agreement as of the date thereof.

Transferee hereby represents that, after giving effect to its acquisition of the Acquired Notes, Transferee, together with its Affiliates, directly or indirectly, legally or beneficially owns or holds $[        ] in principal amount of the Notes.

IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by the undersigned as of the date specified below.

Date:            , 2016

TRANSFEREE

Name of Transferee

Signature of Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

Email Address: